EXHIBIT 99.1

STRATA Skin Sciences Announces Expanded Distribution Agreement in China with Wuhan Miracle Laser Systems, Inc.

New Agreement Expands STRATA's Global Reach and Brings Successful Recurring Revenue Model to the Chinese Dermatology Market

Horsham, PA March 9, 2021 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. (“STRATA”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced an expanded direct distribution agreement with Wuhan Miracle Laser Systems, Inc. (“Miracle”), that provides for both recurring revenues from placements and direct capital from sales in China.

Contract Highlights:

•	Strengthens the STRATA XTRAC® value proposition in China to expand the installed base of over 180 devices in the country
•	Expands an existing 15-year relationship with Miracle, a preeminent medical device distributor active in China
•	Leverages STRATA’s strong balance sheet to support a recurring revenue business model in China

“We are delighted to broaden STRATA’s global presence and the benefits of our XTRAC excimer laser and to expand our installed base in China,” said Bob Moccia, President and Chief Executive Officer. “We look forward to validating our proven recurring revenue model to dermatologists in China, making this the third country where we have introduced this win-win-win model.”

About Miracle
Miracle is one of China’s leading distributors of medical devices in dermatology, aesthetics, and other medical markets. Miracle has been a distributor of the XTRAC excimer, in partnership with STRATA Skin Sciences (and its predecessor), for over 15 years.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 832 clinics, with a worldwide installed base of over 2,300 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

The Company has now introduced its Home by XTRAC™ business leveraging in-house resources including DTC advertising, in-house call center and its insurance reimbursement team to provide an at-home, insurance-reimbursed treatment option for patients with certain skin diseases that do not qualify for in-office treatments.

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to generate the growth in its core business, the Company’s ability to develop social media marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, the Company’s ability to develop a business for home-based treatment of skin diseases, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:

Leigh Salvo
(415) 937-5404
ir@strataskin.com